Exhibit 99.1

FOR IMMEDIATE RELEASE

PERRIGO COMPANY PLC INCREASES 2016 FULL-YEAR ADJUSTED EARNINGS PER SHARE GUIDANCE

•	Expects full-year 2016 adjusted earnings per diluted share to be in a range of $9.50 to $10.10, an increase of 24% to 29% over 2015 adjusted earnings per diluted share guidance range of $7.65 to $7.85

•	Completed the repurchase of $500 million, or approximately 3.3 million shares, in the fourth quarter of 2015 under the previously authorized $2.0 billion Share Repurchase Plan

DUBLIN, Ireland - January 11, 2016 - Perrigo Company plc (NYSE: PRGO; TASE) today increased full-year 2016 adjusted earnings per diluted share guidance to be in a range of $9.50 to $10.10, up from the Company’s October 22, 2015 guidance of $9.30 per diluted share.

This increase is the result of several factors:

•
The completion of the previously announced $500 million share buyback in the fourth quarter of 2015, which resulted in the repurchase of approximately 3.3 million shares. Perrigo’s Board of Directors has authorized an additional $1.5 billion to repurchase shares over the next 24-36 months.

•
The acquisition of Entocort® (budesonide) capsules as well as the authorized generic capsules, which closed on December 15, 2015, is expected to immediately exceed Perrigo’s ROIC threshold and be more than $0.35 accretive to 2016 adjusted EPS after the exclusion of estimates for intangible amortization, transaction costs and integration related expenses.

•
On December 17, 2015, Perrigo announced the acquisition of a portfolio of generic dosage forms and strengths of Retin-A® (tretinoin). The transaction is expected to immediately exceed Perrigo’s ROIC threshold and add more than $0.20 in adjusted EPS within the first 12 months post-close after the exclusion of estimates for intangible amortization, transaction costs and integration related expenses. The transaction is expected to close near the end of the first quarter of 2016.

•	The unfavorable impact of foreign currency exchange rate changes since originally publishing 2016 guidance on October 22, 2015 and slightly lower expectations within the Specialty Science segment.

Chairman and CEO Joseph C. Papa concluded, "We enter 2016 excited about the prospects for our durable business model and plan for growth. We expect to launch greater than $1.2 billion in new products over the next three years, including products on our European branded platform. We have the deepest Rx pipeline in our history and are excited about the quality of our M&A pipeline. For these reasons, we remain confident in our ability to deliver on our 2016 growth targets."

Non-GAAP guidance for calendar 2016 excludes estimates for intangible amortization associated with recently announced acquisitions and charges related to on-going and intended restructuring plans.  At this time, a reconciliation to GAAP for these measures for calendar 2016 is impracticable given the uncertainty and potential variability of these items. The unavailable reconciling items could significantly impact the Company's financial results.

About Perrigo

Perrigo Company plc is a top five global over-the-counter ("OTC") consumer goods and leading specialty pharmaceutical company, offering patients and customers high- quality products at affordable prices. From the Company's beginning in 1887 as a packager of home remedies, it has grown to become the world's largest manufacturer of OTC healthcare products and supplier of infant formulas for the store brand market. The Company is also a leading provider of generic extended topical prescription products, and it receives royalties from sales of the multiple sclerosis drug Tysabri®. The Company provides "Quality Affordable Healthcare Products®" across a wide variety of product categories and geographies, primarily in North America, Europe and Australia, as well as in other markets, including Israel and China. Visit Perrigo online at (http://www.perrigo.com).

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements relate to future events or the Company's future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company or its industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential" or other comparable terminology. The Company has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, including but not limited to, the successful integration of the Omega Pharma Invest NV business. These and other important factors, including those discussed under "Risk Factors" in the Company's Form 10-K for the year ended June 28, 2015, as well as the Company's subsequent filings with the Securities and Exchange Commission, may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements in this press release are made only as of the date hereof, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Arthur J. Shannon, Vice President, Investor Relations and Global Communications
(269) 686-1709
E-mail: ajshannon@perrigo.com

Bradley Joseph, Director, Investor Relations and Global Communications
(269) 686-3373
    E-mail:bradley.joseph@perrigo.com